UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 2, 2012

Home BancShares, Inc.

(Exact name of registrant as specified in its charter)

Arkansas	000-51904	71-0682831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

719 Harkrider, Suite 100, Conway, Arkansas		72032
(Address of principal executive offices)		(Zip Code)

(501) 328-4770

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On November 2, 2012, Home BancShares, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Report”) to report that its wholly owned subsidiary, Centennial Bank, had acquired the banking operations of Heritage Bank of Florida, a Florida state-chartered bank headquartered in Lutz, Florida (“Heritage”), through an agreement with the Federal Deposit Insurance Corporation (“FDIC”). Centennial Bank entered into a purchase and assumption agreement with the FDIC, as receiver for Heritage, on November 2, 2012, pursuant to which Centennial Bank acquired substantially all of the assets and assumed all of the deposits and certain liabilities of Heritage. The final carrying values and the final list of the assets acquired and liabilities assumed remains subject to finalization and revision by the FDIC and Centennial Bank. Once such terms are finalized, the acquisition will be deemed to be effective as of November 2, 2012.

This Current Report on Form 8-K/A (the “Amendment”) amends and supplements the disclosure provided in the Report. Except as otherwise provided herein, the other disclosures made in the Report remain unchanged.

Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September, 30, 2012.

Item 1.01 Entry Into a Material Definitive Agreement

Effective November 2, 2012, Centennial Bank assumed all deposits and acquired certain assets and certain liabilities of Heritage from the FDIC, as receiver for Heritage (the “Acquisition”), pursuant to the terms of a Purchase and Assumption Agreement entered into among Centennial Bank, the FDIC, as receiver for Heritage, and the FDIC, on November 2, 2012 (the “Agreement”).

Under the terms of the Agreement, Centennial Bank acquired approximately $190.2 million in assets, including approximately $158.8 million in loans held by Heritage, $23.3 million of cash and cash equivalents (excluding cash paid by the FDIC to complete the Acquisition), $7.0 million of federal funds sold and approximately $1.0 million of other assets. Centennial Bank also assumed approximately $219.6 million in liabilities, consisting almost entirely of customer deposits, along with approximately $42,500 in other liabilities. Centennial Bank did not acquire any of Heritage’s non-performing loans or other real estate owned. In addition, no assets were acquired or liabilities assumed from Heritage’s parent entity.

The deposits were acquired at no premium and assets were acquired at a discount to Heritage’s historic book value as of November 2, 2012 of approximately $52.9 million, subject to customary adjustments. In connection with the Acquisition, the FDIC has made a payment to Centennial Bank in the amount of approximately $82.4 million in settlement for the net equity received, assets discount bid and other customary closing adjustments. The cash payment is also subject to customary post-closing adjustments based upon the final closing date balance sheet for Heritage. The terms of the Agreement provide for the FDIC to indemnify Centennial Bank against certain claims, including claims with respect to liabilities of Heritage not assumed or otherwise purchased by Centennial Bank, claims made by creditors of Heritage with respect to obligations arising before the Acquisition, claims made by shareholders or former directors, officers, employees or agents of Heritage, claims based on any prior action or inaction by Heritage’s directors, officers, employees or agents, and certain other claims. The Agreement contains no loss sharing agreements with the FDIC in connection with the Acquisition.

Centennial Bank did not acquire the real estate, banking facilities, furniture and equipment of Heritage as part of the Acquisition but may exercise its option under the Agreement within 90 days after the Acquisition to purchase or lease some or all of these assets at fair market value from the FDIC.

All capitalized terms used herein but not otherwise defined are ascribed the meanings as given in the Agreement. The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On November 2, 2012, Home BancShares, Inc. issued a press release announcing that its wholly owned subsidiary Centennial Bank has acquired the banking operations of Heritage from the FDIC. Copies of the press release and related supplemental materials were provided as Exhibits 99.1 and 99.2 to our Current Report on Form 8-K filed on November 2, 2012.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.1	Purchase and Assumption Agreement Whole Bank All Deposits, Among the Federal Deposit Insurance Corporation, Receiver of Heritage Bank of Florida, Lutz, Florida, the Federal Deposit Insurance Corporation, and Centennial Bank, dated as of November 2, 2012.

99.1	Press Release: Home BancShares and Centennial Bank Continue Building Presence in Florida with Opportunistic Acquisition (incorporated by reference to Exhibit 99.1 of our Current Report on Form 8-K filed on November 2, 2012).

99.2	Supplemental materials to Press Release dated November 2, 2012 (incorporated by reference to Exhibit 99.2 of our Current Report on Form 8-K filed on November 2, 2012).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Home BancShares, Inc.
(Registrant)

Date: November 7, 2012	/s/ Brian Davis
Brian Davis Chief Accounting Officer & Investor Relations Officer